Exhibit 4.10

AMENDMENT TO THE

MacDONALD, DETTWILER AND ASSOCIATES LTD.

2014 LONG TERM INCENTIVE PLAN

January 1, 2019

This Amendment (this “Amendment”) to the MacDonald, Dettwiler and Associates Ltd. 2014 Long Term Incentive Plan (the “Plan”) is effective as of the date first set forth above, it being approved by the Board of Directors of Maxar Technologies Inc., a Delaware corporation (the “Company”), pursuant to Section 19 of the Plan. The Plan is hereby amended as follows:

1.	All references to the “Company”, “MacDonald, Dettwiler and Associates Ltd.” and “MDA” will refer to the Company. The following will replace the Plan’s definition of “Company” in its entirety:

“Company” means Maxar Technologies Inc., a Delaware corporation.

2.	All references to “shares” or other similar terms in the Plan will refer to shares of the Company’s common stock. The following will replace the Plan’s definition of “Shares” in its entirety:

“Shares” means shares of the Company’s common stock.

3.	The following will replace the Plan’s definition of “Stock Exchange” in its entirety:

“Stock Exchange” means, (i) for purposes of Sections 19 and 21 of the Plan, both the Toronto Stock Exchange and the New York Stock Exchange and, (ii) otherwise, the New York Stock Exchange.

4.	All references to “British Columbia” and “Vancouver, British Columbia” in the Plan will refer to the United States, except where they refer to a statute or legislation.
5.	The following will replace Section 24(d) of the Plan in its entirety:

Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of law rules thereof or of any other jurisdiction.

6.	The following will replace the first sentence of Section 3(b) of the Plan:

Subject to applicable law but otherwise in its sole discretion, the Board may delegate some of its powers with respect to this 2014 Plan to a Committee (in which case references to the Board in this 2014 Plan shall be deemed to refer to the Committee, where appropriate) except for the authority to make Awards under this 2014 Plan, unless such delegation is qualified.

7.	Except as provided in this Amendment, the Plan will remain in full force and effect.